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                                                                 EXHIBIT (d)(31)


                      INTERIM INVESTMENT ADVISORY AGREEMENT



                  AGREEMENT made this 18th day of April, 2001, by and between Ivy Fund (the "Trust") and Mackenzie Financial Corporation (the "Adviser").

                  WHEREAS, the Trust is an open-end investment company with one or more investment portfolios, one of which is Ivy Global Natural Resources Fund (the "Fund");

                  WHEREAS, the Trust has, on behalf of the Fund, entered into an agreement with Ivy Management, Inc. (the "Manager") to provide management and administrative services;

                  WHEREAS, the Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the currently effective Prospectus (the "Prospectus") relating to the Trust and the Fund included in the Trust's Registration Statement, as amended from time to time, filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933;

                  WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated the 31st day of December, 1994, as supplemented from time to time, pursuant to which the Adviser renders investment advisory services to the Fund;

                  WHEREAS, such Advisory Agreement, by its terms and in accordance with certain provisions of the 1940 Act, will terminate upon its assignment;


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                  WHEREAS, in connection with the proposed change in control (an
"assignment" under the 1940 Act) of the Adviser resulting from the contemplated acquisition by Investors Group Inc. of the Adviser (the "Acquisition"), an automatic termination of the Investment Advisory Agreement will occur;

                  WHEREAS, Rule 15a-4 under the 1940 Act prevents funds from being harmed by losing investment advisory services due to an assignment of an advisory agreement before shareholders can approve a new agreement by providing a temporary exemption from the shareholder approval requirement and permitting the fund to be advised under a short-term agreement until shareholders can vote on a new agreement;

                  WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees, has voted in person at its March 15, 2001 meeting to approve this interim investment advisory agreement (the "Interim Agreement") so that the Adviser may continue to provide advisory services to the Fund until such time as the shareholders of the Fund will have voted on the approval or disapproval of a new advisory agreement; and

                  WHEREAS, the Trust wishes to utilize the services of the Adviser as investment adviser under the Interim Agreement with respect to certain portfolio assets of the Fund;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:


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                  1.       The Trust hereby appoints the Adviser to provide the
investment advisory services specified in this Interim Agreement with regard to the Fund and the Adviser hereby accepts such appointment.

                  2.       (a)      The Adviser shall, at its expense, (i)
employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Interim Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Interim Agreement.

                           (b)      The Trust shall be responsible for all of
its expenses and liabilities, including: (1) the fees and expenses of the Trust's Trustees who are not parties to this Interim Agreement or "interested persons" (as defined in the 1940 Act) of any such party ("Independent Trustees"); (2) the salaries and expenses of any of the Trust's officers or employees who are not affiliated with the Manager or the Adviser; (3) interest expenses; (4) taxes and governmental fees, including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; (5) brokerage commissions and other expenses incurred in acquiring or disposing of portfolio securities; (6) the expenses of registering and qualifying shares for sale with the Securities and Exchange Commission and with various state securities commissions; (7) accounting and legal costs; (8) insurance premiums; (9) fees and expenses of the Trust's Custodian and Transfer Agent and any related services; (10) expenses of obtaining quotations of portfolio securities and of pricing shares; (11) expenses of maintaining the Trust's legal existence and of shareholders' meetings; (12) expenses of preparation and distribution to existing shareholders of periodic reports, proxy materials and prospectuses; (13) fees and


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expenses of membership in industry organizations; and (14) expenses of qualification of the Trust as a foreign entity authorized to do business in any jurisdiction in which the Manager determines that such qualification is necessary or desirable.

                  3.       (a)      As manager of the assets of the Fund, the
Adviser shall make investments for the account of the Fund in accordance with the Adviser's best judgment and within the investment objective and restrictions set forth in the Prospectus applicable to the Fund, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees.

                           (b)      The Adviser will determine the securities to
be purchased or sold by the Fund and will place orders pursuant to its determinations with any broker or dealer who deals in such securities. The Adviser also shall (i) comply with all reasonable requests of the Trust for information, including information required in connection with the Trust's filings with the Securities and Exchange Commission and state securities commissions, and (ii) provide such other services as the Adviser shall from time to time determine, upon consultation with the Manager, to be necessary or useful to the administration of the Funds.

                           (c)      The Adviser shall furnish to the Trust's
Board of Trustees periodic reports on the investment performance of the Fund and on performance of its obligations under this Interim Agreement and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.


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                           (d)      On occasions when the Adviser deems the
purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

                  4. The Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this Interim Agreement. The Trust agrees that the Adviser shall not be liable under this Interim Agreement for any mistake in judgment or in any other event whatsoever, provided, that nothing in this Interim Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Interim Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

                  5. In consideration of the services to be rendered by the Adviser under this Interim Agreement, the Trust shall pay a monthly fee on the first business day of each month, at the annual rate of 0.50% of the average daily value (as determined on each business day at the time set forth in the Prospectus of the Fund for determining net asset value per share) of the net


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assets of the Fund during the preceding month. Such fees earned shall be maintained in an interest-bearing escrow account with the Trust's custodian or a bank. If a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) approves a new investment advisory agreement within 150 days following the date of this Interim Agreement, the amount in escrow (including interest earned) will be paid to the Adviser. If a majority of the Fund's outstanding voting securities does not approve a new investment advisory agreement, the Adviser will be paid from the escrow account the lesser of (i) any costs incurred in performing the Interim Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned). If the fees payable pursuant to this paragraph 5 begin to accrue before the end of any month or if this Interim Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus of the Fund for the computation of net asset value. For purposes of this Interim Agreement, a "business day" is any day on which the New York Stock Exchange is open for trading.

                  6.       (a)      This Interim Agreement shall become
effective on the date first written above or on such later date as the Acquisition may take place, and shall continue in effect, unless sooner terminated as provided herein, for a period not to exceed 150 days following such date, or until the majority of the Fund's outstanding voting securities approves a new investment advisory agreement with the Adviser. This Interim Agreement is terminable at


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any time, by either party, without payment of any penalty, on not more than ten
(10) days' written notice to the other party. This Interim Agreement will be terminated automatically in the event of its assignment (as defined in the 1940
Act).

                           (b)      All transactions already initiated hereunder
at the time of termination shall be completed in accordance with the Adviser's usual practice.

                  7.       (a)      This Interim Agreement shall be construed in
accordance with the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

                           (b)      The Trust's Declaration of Trust has been
filed with the Secretary of State of The Commonwealth of Massachusetts. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property shall be bound. It is further understood and acknowledged that all persons dealing with any series of the Trust must look solely to the property of such series for the enforcement of any claims against that series as neither the Trustees, shareholders, officers, employees or agents assume any personal liability for obligations entered into on behalf of any series of the Trust. No series of the Trust shall be liable for the obligations or liabilities of any other series.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Interim Agreement to be executed as of the date first above written.

                                   IVY FUND, on behalf of Ivy Global Natural
                                   Resources Fund





                                   By:      /s/ James W. Broadfoot
                                            ----------------------
                                            TITLE:  President





                                   MACKENZIE FINANCIAL CORPORATION





                                   By:      /s/ James L. Hunter
                                            -------------------
                                            TITLE:  President



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